Exhibit 10.10
     This Amended and Restated Credit Agreement (“Agreement”), made July 31, 2007 by and between DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC., a Delaware corporation, with its principal place of business located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611 (the “Company”) and JP MORGAN CHASE BANK, N.A. with its offices located at 120 South LaSalle Street, Chicago, Illinois 60603 (“Bank”).
W I T N E S S E T H:
     WHEREAS, the Company and Bank have entered into a Credit Agreement dated November 9, 1998 as modified pursuant to that certain Modification Agreement dated September 7, 1999, that certain Second Modification Agreement dated July 31, 2002, that certain Third Modification Agreement dated August 13, 2002, that certain Fourth Modification Agreement dated July 15, 2003, that certain Fifth Modification Agreement dated July 7, 2004, that certain Sixth Modification Agreement dated July 19, 2005, that certain Seventh Modification Agreement dated July 28, 2006, and that certain Waiver Letter dated May 14, 2007 (collectively, the “Initial Credit Agreement”); and
     WHEREAS, the Bank and Company are desirous of amending and restating the Initial Credit Agreement in accordance with the terms of this Agreement reflecting the present terms and conditions between Bank and Company relating to the granting of a Ten Million and No/100 Dollar ($10,000,000.00) revolving loan from Bank to Company.
     NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Company by the Bank (all of said loans hereafter referred to as the “Loans”), the parties hereto hereby agree as follows:
1. DEFINITIONS.
     1.1. General Terms. When used herein, the following terms shall have the following meanings:
     (i) “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement by which Company (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership. A “Permitted Acquisition” shall mean any singular Acquisition with a transaction value which does not exceed $20,000,000.00. An “Unpermitted Acquisition” shall mean any singular Acquisition with a transaction value in excess of $20,000,000.00.

     (ii) “Affiliate” shall mean any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Company or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Company or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Company or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     (iii) “Available Principal Balance” shall mean an amount equal to the Maximum Revolving Commitment minus (a) the outstanding principal balance of Revolving Credit Loans and (b) the aggregate of both all amounts drawn and not repaid by Company under the Letters of Credit, as defined in Section 2.7 as well as all remaining liabilities of Bank under said Letters of Credit.
     (iv) “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Chicago, Illinois are authorized or required to close under the laws of the State of Illinois and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.
     (v) “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.
     (vi) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.
     (vii) “Company Demand Deposit Account” shall mean that certain demand deposit account maintained by the Company at the Bank.
     (viii) “Debt” means (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection of deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.
     (ix) “Default” shall mean the occurrence or existence of any one or more of the following events.
     (a) The Company fails to pay any of the “Liabilities” (as hereinafter defined) when due;

     (b) Company fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Agreement (other than those as stated in Sections 5.2, 5.3 and 5.10, and all negative covenants and financial covenants contained in Section 6 and Section 7 hereof to which no notice and cure period are applicable; and those stated in Section 5.11 which shall not be considered a ground of Default unless the failure to comply with same continues for a period of five (5) days after written notice of same from the Bank to the Company) or in any of the other Loan Documents executed by Company and said failure continues for a period of thirty (30) days after written notice of same from the Bank to the Company;
     (c) Any warranty or representation now or hereafter made by the Company in connection with this Agreement or any of the other Loan Documents is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or any material writing furnished at any time by the Company to the Bank is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;
     (d) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Company which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Company or the Company makes an assignment for the benefit of creditors or Company takes any corporate action to authorize any of the foregoing;
     (e) Company voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;
     (f) Company becomes insolvent or fails generally to pay its debts as they become due;
     (g) A default under any of the other Loan Documents;
     (h) One or more judgments, decrees, or judicial orders for the payment of money which in the aggregate, in any fiscal year of Company, exceeds $250,000.00 shall be rendered against the Company or any of its Subsidiaries, and such judgments, decrees, or judicial orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;
     (i) The Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void by any court of competent jurisdiction, or the validity or enforceability thereof shall be contested by Guarantor or Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under the Guaranty;

     (j) Any of the following events shall occur or exist with respect to the Company or any Subsidiary under the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations and published interpretation thereof (“ERISA”): any Reportable Event shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (the “PBGC”) to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject the Company or any Subsidiary to any tax, penalty, or other liability;
     (k) If the Bank receives its first notice of a hazardous discharge of which the Company has knowledge or an environmental complaint of which the Company has knowledge from a source other than the Company, and the Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from the Company, as applicable within three (3) business days of the time the Bank first receives said notice from a source other than the Company; or if any federal, state or local agency asserts or creates a lien upon any or all of the assets, equipment, property, leaseholds or other facilities of the Company by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state or local agency asserts a claim against the Company and/or the assets, equipment, property, leaseholds or other facilities of the Company for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a Default if, within (10) business days of the occurrence giving rise to the claim, (a) the Company can, by providing to the Bank a written report and/or evaluation of the steps being taken by the Company in connection with said claim or hazardous discharge, prove to the Bank’s reasonable satisfaction that the Company has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within twenty (20) business days of the occurrence giving rise to the claim and the injunction, order or emergency relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Company has posted a bond, letter of credit or other security satisfactory in form, substance and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim; or
     (x) “Eurocurrency Reserve Requirement” means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by the Bank against “Eurocurrency Liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by the Bank against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.
     (xi) “GAAP” means generally accepted accounting principles in the United States.
     (xii) “Guarantor” means Diamond Management & Technology Consultants NA, Inc., a Delaware corporation.
     (xiii) “Guaranty” means the 2007 Restated Guaranty of even date herewith executed by Guarantor.
     (xiv) “Interest Period” means with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Company may select, pursuant to Section 2, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (a) No Interest Period may extend beyond the Termination Date; and
     (b) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.
     (xv) “Liabilities” shall mean all of Company’s liabilities, obligations, and indebtedness to Bank of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance and all Rate Hedging Obligations) whether arising under or in accordance with the Loan Documents or otherwise.
     (xvi) “LIBOR Interest Rate” means, with respect to each Interest Period, the rate of interest per annum determined by the Bank obtained by dividing (a) the Telerate Screen Rate for such Interest Period or (b) if the Telerate Screen Rate is unavailable at the time the LIBOR rate is to be determined, a rate determined on the basis of the offered rates for deposits in U.S. dollars for a period approximately equal to such Interest Period which appear on the Reuters Screen LIBOR Page, as of 11:00 a.m., London time, on the day that is two London banking days preceding the beginning of such Interest Period by (c) a percentage equal to 100 percent minus the stated maximum rate (expressed as a percentage)

as prescribed by the Federal Reserve Board of all reserve requirements (including, without limitation, any Eurocurrency Reserve Requirements, any marginal, emergency, supplemental, special or other reserves) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of Eurodollar funding or liabilities.
     (xvii) “LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate.
     (xviii) “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Illinois Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).
     (xix) “Loan Document(s)” means this Agreement, the Revolving Note, and the Guaranty.
     (xx) “Maximum Revolving Commitment” shall mean $10,000,000.00.
     (xxi) “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     (xxii) “Permitted Liens” shall mean (i) Liens securing the payment of taxes, either not yet due or the validity amount or imposition of which is being contested in good faith by appropriate proceedings, (ii) the Liens and security interests in favor of the Bank, (iii) currently existing liens as of the date of the Agreement and (iv) purchase money liens to third parties in connection with new equipment purchases or Capital Leases provided the aggregate purchase price for said equipment and total lease payments under any Capital Leases does not exceed $3,000,000.00 in any fiscal year of Company.
     (xxiii) “Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
     (xxiv) “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     (xxv) “Prime Rate” shall mean the rate of interest announced from time to time by Bank at its Principal Office as its Prime Rate. Any change in the Prime Rate shall be effective as of the date announced. The use of the term “Prime Rate” does not mean nor shall it be implied that said rate is a preferred rate of interest or one offered by Bank only to its most creditworthy customers.
     (xxvi) “Prime Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.
     (xxvii) “Principal Office” means the Bank’s office at 120 South LaSalle Street, Chicago, Illinois.
     (xxviii) “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
     (xxix) “Rate Hedging Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements with the Bank and/or any of the Bank’s subsidiaries or affiliates designed to protect the Company or any Subsidiary from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements or agreements relating to interest rate options, puts and warrants, and (ii) any and all agreements with the Bank and/or any of the Bank’s subsidiaries or affiliates relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
     (xxx) “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.
     (xxxi) “Reportable Event” means any of the events set forth in Section 4043 of ERISA.
     (xxxii) “Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.1.
     (xxxiii) “Revolving Note” shall mean that certain 2007 Restated Ten Million and No/100 Dollar ($10,000,000.00) note dated of even date herewith executed by Company and made payable to the order of Bank.
     (xxxiv) “Subsidiary” shall mean, as to the Company, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Company.

     (xxxv) “Telerate Screen Rate” means, for any Interest Period to be applicable to a LIBOR Loan, the rate for deposits in U.S. dollars for a period approximately equal to such Interest Period which appears on Page 3750 of the Dow Jones Telerate Service (or such other page that may replace that page on such service for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two London banking days preceding the beginning of such Interest Period.
     (xxxvi) “Termination Date” shall mean July 31, 2009.
     1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.
     1.3. Others Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Uniform Commercial Code of the State of Illinois (the “Commercial Code”) to the extent the same are used or defined therein.
2. CREDIT.
     2.1. Revolving Loan. If a Default does not exist, and subject to the provisions of Article 3 below, the Bank shall, until but not after the Termination Date, advance to the Company, on a revolving credit basis loans (the “Revolving Credit Loans”), in an amount not to exceed at any time the Available Principal Balance. Subject to Section 2.2, each Revolving Credit Loan to the Company shall, on the day of such advance be deposited, in immediately available funds, in the Company’s Demand Deposit Account with the Bank, or in such other account as the Company may, from time to time, designate. The indebtedness of Company under all Revolving Credit Loans shall be evidenced by the Revolving Note. Each Revolving Credit Loan shall be in an amount not less than Ten Thousand and No/100 ($10,000.00) Dollars in connection with each Prime Loan and One Hundred Thousand and No/100 ($100,000.00) Dollars in connection with each LIBOR Loan. Within the terms of this Agreement, the Company may borrow, repay pursuant to Section 2.6, and reborrow under this Section 2.1. On such terms and conditions as set forth herein, the Revolving Credit Loans may be outstanding as Prime Loans or LIBOR Loans.
     2.2. Maximum Principal Balance of Revolving Loan. The aggregate outstanding principal balance of all Revolving Credit Loans together with the aggregate of both all amounts drawn and not repaid by Company under the Letters of Credit as well as the remaining liability of Bank under the Letters of Credit shall at no time exceed the Maximum Revolving Commitment. The aggregate outstanding principal balance of the Revolving Credit Loans at any time shall be the amounts advanced from time to time to Company and not repaid under Section 2.6. The Company agrees that if at any time any such excess shall arise, the Company shall upon written request of Bank immediately pay to the Bank such amount as may be necessary to eliminate such excess.
     2.3. Notice and Manner of Borrowing. The Company shall give the Bank written or telefax notice (effective upon receipt) of any Revolving Credit Loans under this Agreement, at least one (1) Business Day before each Prime Loan, and at least two (2) Business Days before, but no earlier than five (5) Business Days before, each LIBOR Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Not later than 1:00 P.M. CST on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth herein, the Bank will make such Revolving Credit Loan available to the Company in immediately available funds by crediting the amount thereof to the Company Demand Deposit Account with the Bank.
     2.4. Conversion and Renewals. The Company may elect from time to time to convert all or a part of one type of Revolving Credit Loan into another type of Loan or to renew all or part of a Revolving Credit Loan by giving the Bank notice at least one (1) Business Day before the conversion into or renewal of a Prime Loan, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Loan outstanding after a renewal or conversion shall be $100,000.00 in the case of LIBOR Loans; and (b) LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 2.5 shall be irrevocable and shall be given not later than 10:00 A.M. CST on the day which is not less than the number of Business Days specified above for such notice. If the Company shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Revolving Credit Loan.
     2.5. Interest. The Company shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum as follows:
(i)	For a Prime Loan at a rate equal to the Prime Rate minus fifty (50) basis points; and

(ii)	For a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus seventy-five (75) basis points.
     Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.
     Interest on each Prime Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.
     Interest on each LIBOR Loan shall be payable on the last day of the Interest Period of the LIBOR Loan. Interest on each Prime Loan shall be payable monthly on the first day of each month commencing with the first month following the disbursement of the Prime Loan.

     Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to four (4%) percent over the then applicable interest rate due under each Loan as changing from time to time (the “Default Rate”).
     2.6. Prepayments. The Company may, upon at least one (1) Business Day notice to the Bank in the case of Prime Loans, and at least two (2) Business Days notice to the Bank in the case of LIBOR Loans, prepay the Revolving Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that LIBOR Loans may be prepaid only on the last day of the Interest Period for such LIBOR Loan.
     2.7. Letters of Credit. In addition to requesting Revolving Credit Loans under this Agreement, the Company shall have the right to request issuance by the Bank of stand-by letters of credit (the “Letters of Credit”). In connection with the Letters of Credit it is agreed:
     (i) That Company shall execute such forms or documents as is customarily required by Bank in connection with the issuance of Letters of Credit.
     (ii) Company shall pay the Stand-By Letter of Credit Fees described in Section 2.8 hereof.
     (iii) Any amount drawn under any Letter of Credit shall immediately be repaid by Company to Bank.
     (iv) The aggregate amount of both all amounts drawn and not repaid by Company under the Letters of Credit as well as the remaining outstanding liability of Bank under all Letters of Credit issued by Bank shall be included in determining the Maximum Principal Balance of all Revolving Credit Loans as described in Section 2.2 hereof.
     (v) Bank shall be under no obligation to issue or to renew any Letter of Credit containing an expiration date beyond the Termination Date.
     (vi) Following a Default, Bank shall have the right in connection with the collection of all other amounts due under the Revolving Note to also add to and collect in connection with said other amounts, an amount equal to the remaining liability of the Bank under the Letters of Credit (the “Letter of Credit Cash Collateral”) which shall be held by Bank and at Bank’s sole discretion said Letter of Credit Cash Collateral shall be used to either repay such other of the Liabilities as Bank may elect in its sole discretion or to reimburse Bank for any draws of any beneficiary under a Letter of Credit. At such time as all Liabilities have been paid in full and Bank has no further obligations under this Agreement or the Letters of Credit, any remaining portion of the Letter of Credit Cash Collateral shall be returned to Company.
     (vii) Any amount drawn on any Letter of Credit by any beneficiary thereof and not immediately repaid to Bank by Company shall bear interest at a floating rate of interest equal to the Base Rate plus four (4%) percent from the date drawn until repaid.

     (viii) The aggregate total face amount on all Letters of Credit issued and outstanding under this Agreement shall not exceed Ten Million and No/100 Dollars ($10,000,000.00).
     2.8. Stand-By Letter of Credit Fees. The Company agrees to pay to the Bank Stand-By Letter of Credit Fees equal to one (1%) percent per annum of the face amount of each Letter of Credit which shall be paid in quarterly installments equal to twenty-five (25%) of the Stand-By Letter of Credit Fee for the Letter of Credit commencing on the date of the issuance of the Letter of Credit and continuing on the first day of each third calendar month thereafter until such time as the Bank has no further liability under any Letter of Credit.
     2.9. Commitment Fee. [Intentionally Deleted]
     2.10. Method of Payment. The Company shall make each payment under this Agreement and under the Revolving Note not later than 1:00 P.M. CST on the date when due in lawful money of the United States to the Bank at its Principal Office in immediately available funds. The Company hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Revolving Note, to charge from time to time against any account of the Company with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the Revolving Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.
     2.11. Use of Proceeds. The Company will use the proceeds of the Loans for general working capital purposes and to provide working capital for its Subsidiaries. The Company will not use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defied in Regulation U of the Board of Governors of the Federal Reserve System) or to make any Acquisition unless it constitutes a Permitted Acquisition. The Company’s use of the proceeds of any advances and readvances made by the Bank to the Company pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by its Board of Directors, if necessary pursuant to applicable corporate law, rule or regulation) and such uses are and will be consistent with all applicable laws and statutes, as in effect as of the date hereof.
     2.12. Illegality. Notwithstanding any other provision in this Agreement, if the Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to (1) maintain its commitment under this Agreement, then upon notice to the Company by the Bank the commitment of the Bank under this Agreement shall terminate; or (2) maintain or fund its LIBOR Loans, then upon notice to the Company by the Bank the outstanding principal amount of the LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this

Agreement shall be repaid (a) upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request, provided, however, that notwithstanding any provision herein, the Company shall not have more than ninety (90) days following the Bank’s notice to repay amounts payable pursuant to this Section 2.12.
     2.13. Increased Cost. The Company shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank reasonably determines are directly attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Revolving Note in respect of any such loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D and any Eurocurrency Reserve Requirements), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Revolving Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans by the jurisdiction where the Principal Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of Eurocurrency Reserve Requirements); or (3) imposes any other conditions affecting this Agreement or the Revolving Note (or any of such extensions of credit or liabilities). The Bank will notify the Company in writing of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 2.13 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.
     Determinations by the Bank for purposes of this Section 2.13 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis, are not subject to manifest error and the written basis for said determinations are given to Company.
     2.14. Risk-Based Capital. In the event the Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Company shall pay to the Bank such additional amount as shall be certified by the Bank to be the amount allocable to the Bank’s obligations to the Company hereunder. The Bank will notify the Company in writing of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this

Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.
     Determinations by the Bank for purposes of this Section 2.14 of the effect of any increase in the amount of capital required to be maintained by the bank and of the amount allocable to the Bank’s obligations to the Company hereunder shall be conclusive, provided that such determinations are made on a reasonable basis, are not subject to manifest error and the written basis for said determinations are given to Company.
     2.15. Funding Loss Indemnification. The Company shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense incurred as a result of:
(1)	Any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to, acceleration of the Loans by the Bank pursuant to Section 8.1; or

(2)	Any failure by the Company to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.3 or 2.4, as the case may be.
     2.16. Availability of LIBOR Loans. If Bank determines that maintenance of its LIBOR Loans would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if Bank determines that deposits of a type and maturity appropriate to match fund LIBOR Loans are not available to it then Bank shall forthwith give notice thereof to Borrower, whereupon, until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make LIBOR Loans shall be suspended.
3. CONDITIONS OF ADVANCES.
     Notwithstanding any other provisions contained in this Agreement, the making of any advance in connection with any Revolving Loan or the issuance of any Letters of Credit shall be conditioned upon the following:
     3.1. Certification and Delivery of Documents
     (i) The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of Company dated the date of such advance, stating that:
     (a) The representation and warranties contained in Section 4 of this Agreement, are correct on and as of the date of such advance as though made on and as of such date; and
     (ii) No Default has occurred and is continuing, or would result from such advance; and

     (iii) The Bank shall have received the executed Loan Documents in a form and content reasonably acceptable to Bank.
     (iv) The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request including but not limited to an opinion of counsel to Company, in a form and content acceptable to Bank; and tax, judgment, pending litigation and Uniform Commercial Code searches showing no matters objectionable to Bank.
     3.2. Financial Condition. No material adverse change, as determined by Bank in its reasonable discretion, in the financial condition or operations of the Company or any Subsidiary, shall have occurred and be continuing at any time or times subsequent to, as applicable the most recent financial statement provided by the Company. In no event shall Bank’s agreement to continue to honor requests for advances be deemed to constitute a waiver by the Bank of its absolute right at any time in the future to notify the Company of a material adverse change in the financial condition or operations of the Company or any Subsidiary, based upon information in the possession of Bank prior to any advance of funds hereunder.
     3.3. No Default. No Default shall have occurred and be continuing.
     3.4. Other Requirements. Bank shall have received, in form and substance reasonably satisfactory to Bank, all certificates, orders, authorities, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages, financial statements including any other documents which carry out the purposes of this Agreement and which are provided for hereunder, or which Bank may at any time reasonably request.
4. WARRANTIES.
     The Company represents and warrants that as of the date of the execution of this Agreement, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:
     4.1. Corporate Existence. Company and any Subsidiary are corporations duly organized and in good standing under the laws of the state of their incorporation or such other state as may be permitted under this Agreement. Company and any Subsidiary is duly qualified as a foreign corporation and in good standing in all other states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary.
     4.2. Corporate Authority. The execution and delivery by the Company of this Agreement and of all of the other Loan Documents by Company or Guarantor to which either is a party and the performance of the Company’s obligations hereunder and of Company’s and Guarantor’s obligations thereunder: (i) are within the Company’s and Guarantor’s corporate powers; (ii) are duly authorized by the Company’s and Guarantor’s Board of Directors and, if necessary, the Company’s stockholders; (iii) are not in contravention of the terms of the Company’s or Guarantor’s Articles of Incorporation, or By-Laws, or of any indenture, agreement or undertaking to which the Company or Guarantor is a party or by which the Company or Guarantor or any of its property is bound; (iv) do not, as of the execution hereof, require any governmental consent, registration or approval; (v) to the best of the Company’s knowledge, do not contravene any contractual or governmental restriction binding upon the Company or Guarantor.
     4.3. Financial Data. The financial statements to be furnished to the Bank will be in accordance with the books and records of the Company and will fairly present the financial condition of the Company at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements will be prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved. All information, reports and other papers and data furnished to the Bank are or will be, at the time the same are so furnished to the Bank, accurate, correct and complete in all material respects.
     4.4. Collateral. [Intentionally Deleted].
     4.5. Solvency. The Company and any Subsidiary is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its businesses and all business in which it is about to engage. The Company will not be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to which it is a signatory or by the transactions contemplated hereunder or thereunder.
     4.6. Chief Place of Business. As of the execution hereof, the principal place of business of the Company and Guarantor is located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611. If any change in such location occurs, the Company and Guarantor shall promptly notify the Bank thereof. As of the execution hereof, the books and records of the Company and Guarantor and all chattel paper and all records of account are located at the aforesaid office of the Company and Guarantor and if any change in such location occurs, the Company and Guarantor shall promptly notify the Bank thereof.
     4.7. Other Corporate Names. As of the date hereof, Company is not using any corporate or fictitious names other than the corporate name shown on the Company’s Articles of Incorporation or those of its Subsidiaries.
     4.8. Tax Liabilities. The Company will file and will cause any Subsidiary to file all federal, state and local tax reports and returns required by any law or regulation to be filed by it or said Subsidiary, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on the balance sheets of Company submitted to Bank in accordance with this Agreement will be adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Company accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of the Company that have not been properly reserved for on the balance sheets of the Company.

     4.9. Contingent Obligations. Except as specifically referenced in the financial statements described in this Agreement and delivered to Bank prior to the date hereof or other than as permitted by this Agreement, Company and any Subsidiary has not guaranteed the obligation of any other Person.
     4.10. Margin Security. The Company’s execution and delivery of this Agreement and each of the Loan Documents to which it is a party does not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulation U, G, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively; “Regulation U”, “Regulation G”, “Regulation T” and “Regulation X”, respectively) and Company does not own or intend to purchase or carry any “margin security,” as defined in Regulations U, G, T or X.
     4.11. Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement for the applicable statute of limitations period(s).
     4.12. Litigation and Proceedings. There are no judgments outstanding against the Company or any Subsidiary and, there is no pending or, to the Company’s knowledge, threatened litigation, contested claim, or governmental proceeding by or against the Company which would have a materially adverse effect on the financial condition or operation of the Company or any Subsidiary other than that certain lawsuit titled, “Bailey v. Diamond, et. al.”, an employment discrimination case currently pending in the Superior Court of San Francisco County, California.
     4.13. Other Agreements. Neither the Company nor any Subsidiary is in default under any material contract, lease, loan, mortgage, indenture or commitment to which it is a party or by which it or its property is bound which would have a materially adverse effect on the financial condition or operation of the Company or any Subsidiary.
     4.14. Labor Relations. There are no controversies pending or threatened between the Company or any Subsidiary and any of the Company’s or Subsidiary’s employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of the Company or any Subsidiary.
     4.15. Compliance with Laws and Regulations. The execution and delivery by the Company of this Agreement and the execution and delivery by the Company and Guarantor of all of the other Loan Documents to which it or Guarantor is a signatory and the performance of the Company’s obligations hereunder and the Company’s and Guarantor’s obligations thereunder are not in contravention of any law or laws. The Company and each Subsidiary is in material compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to the business operations and the assets of the Company and each Subsidiary.
     4.16. Patents, Trademarks and Licenses. The Company and any Subsidiary possess adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names or applications therefor to continue to conduct its businesses as heretofore conducted by it.

     4.17. Pension Reform Act. No events, including, without limitation, any “Reportable Event” or “Prohibited Transactions”, as those terms are defined in the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time (herein, including any and all such amendments, called “ERISA”), have occurred in connection with any Pension Plan of the Company or any Subsidiary which might reasonably be expected to constitute grounds for the termination of any such Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Pension Plan. All of the Company’s and any Subsidiary’s Pension Plans meet the minimum funding standards of Section 302 of ERISA. Company and any Subsidiary is in compliance in all material respects with ERISA and the regulations and published interpretations thereunder.
     4.18. Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Company and Guarantor, enforceable against the Company and Guarantor in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.
     4.19. Environment. The Company and each Subsidiary has duly complied in all material respects with, and their businesses, operations, assets, equipment property, leaseholds or other facilities are in material compliance with, the provisions of all applicable federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. The Company and each Subsidiary has been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters. The Company and each Subsidiary has not received notice of, or knows of, or suspects facts which might constitute any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises of any toxic or hazardous substances or wastes at or from the premises; and accordingly the premises of Company and each Subsidiary, are free of all such toxic or hazardous substances or wastes. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting the Company and each Subsidiary or its business, operations, assets, equipment, property, leaseholds, or other facilities. The Company does not have any indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).
     4.20. Material Adverse Change. There has been no material and adverse change in the assets, liabilities or financial or other condition of Company and any Subsidiary since the date of any of the Financial Statements delivered to Bank under this Agreement.
     4.21. Year 2000. [Intentionally Deleted].
5. AFFIRMATIVE COVENANTS.
     The Company covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:
     5.1. Financial Statements. The Company shall keep and cause each Subsidiary to keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the businesses and affairs of the Company in accordance with GAAP consistently applied.
     5.2. Inspection. The Bank, or any Person designated by Bank in writing, shall have the right, from time to time hereafter, to call at the Company’s place or places of business during reasonable business hours upon one (1) day notice, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from the Company’s and Subsidiary’s respective books, records, journals, orders, receipts and any correspondence and other data relating to the Company’s and any Subsidiary’s businesses or to any transactions between the parties hereto, and (ii) to discuss the respective affairs, finances and businesses of the Company and any Subsidiary with any of the respective officers, employees or directors of the Company or Subsidiary.
     5.3. Company Demand Deposit Account. Not as a condition to the granting of any Loans to Company but in order to allow Bank to further monitor the financial information given by Company to Bank and the compliance of Company with the Company covenants as contained herein, the Company shall utilize the Bank as the Company’s primary U.S. bank of account. In the event any of Bank’s operating costs relating to non-credit services to Company exceed the earnings credit associated with the available account balances in any month, the deficiency will be charged (and Bank shall give written notice of said charge to Company) to the Company Demand Deposit Account on a quarterly basis according to the Bank’s published fee schedule and earning credit rates.
     5.4. Conduct of Business. The Company shall maintain and cause each operating Subsidiary to maintain its corporate existence, shall maintain in full force and effect all licenses, bonds, franchises, leases, trademarks, patents, contracts and other rights necessary or reasonably desirable to the profitable conduct of its and its Subsidiary’s businesses, shall continue in, and limit its operations to, the same general type of business as that presently conducted by it and shall comply in all material respects with all applicable laws and regulations of any federal, state or local governmental authority.

     5.5. Claims and Taxes. The Company agrees to indemnify and hold the Bank harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of the Company’s assets. The Company shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all taxes, assessments and government charges or levies on it or its properties, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to such property, provided that the Company shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment, charge or levy.
     5.6. Lender’s Closing Costs and Expenses. The Company shall reimburse the Bank on demand for all reasonable expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the transactions described herein, including, without limitation, filing and recording fees and reasonable attorneys’ fees of Bank’s counsel.
     5.7. Maintain Property. The Company will maintain and cause each Subsidiary to maintain its property in good condition (reasonable wear and tear excepted) and make all necessary renewals, repairs, replacements, additions, betterments and improvements thereto.
     5.8. Company’s Property and Liability Insurance. The Company shall, and shall cause each Subsidiary to, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount reasonably acceptable to Bank. All such policies of insurance shall be in form and substance satisfactory to Bank. The Company shall deliver to the Bank the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor upon request. In addition, Company shall maintain adequate liability insurance in an amount, form and content reasonably acceptable to Bank.
     5.9. Pension Plans. The Company shall and cause each Subsidiary to (i) keep in full force and effect any and all Pension Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Pension Plans can be terminated without material liability to the Company or any Subsidiary in connection with such termination (as distinguished from any continuing funding obligation); (ii) make all required contributions to all of the Company’s or any Subsidiary’s Pension Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to such plans; (iv) notify Bank immediately of any fact, including, but not limited to, any Reportable Event or Prohibited Transaction arising in connection with any Pension Plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by a court of competent jurisdiction of a Trustee to administer the Pension Plan; and (v) notify the Bank immediately upon receipt by the Company or any Subsidiary of any notice of the institution of any proceeding or other action which may result in the termination of any Pension Plans.
     5.10. Notice of Suit or Adverse Change in Business. The Company shall, as soon as possible, and in any event within fifteen (15) days after it learns of the following, give written notice to the Bank of (i) any material proceeding(s) being instituted or threatened to be instituted by or against the Company or any Subsidiary, in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and (ii) any material adverse change in the business, assets or condition, financial or otherwise, of the Company or any Subsidiary.
     5.11. Reporting Requirements. The Company shall furnish to the Bank:
     (i) Quarterly Financial Statements. As soon as available and in any event within forty (40) days after the end of each fiscal quarter balance sheets of the Company as of the end of such quarter, statements of income and retained earnings of the Company for the period commencing at the end of the previous quarter and ending with the end of such quarter, and statements of changes in financial position of the Company, all in reasonable detail and stating in comparative form the respective figures for the year to date and all prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief financial officer of the Company.
     (ii) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, balance sheets of the Company and each Subsidiary as of the end of such fiscal year, and statements of income and retained earnings of the Company and each Subsidiary for such fiscal year, and statements of changes in financial position of the Company and each Subsidiary for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared on an audited basis, and in accordance with generally accepted accounting principles consistently applied by an accounting firm acceptable to the Bank.
     (iii) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Company, by independent certified public accountants in connection with examination of the financial statements of the Company.
     (iv) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign affecting the Company or any Subsidiary which, if determined adversely to the Company or Subsidiary, would have a material adverse effect on the financial condition, properties, or operations of the Company or Subsidiary.
     (v) Notice of Defaults and Events of Default. As soon as possible and in any event within seven (7) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action which is proposed to be taken by the Company, with respect thereto.
     (vi) Financial Covenant Compliance Certificate. A Financial Covenant Compliance Certificate in the form as shown in Schedule I attached hereto contemporaneously with the execution of this Agreement and within forty (40) days of the end of each calendar quarter.
     (vii) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Company or any Subsidiary as the Bank may from time to time reasonably request including without limitation customer lists including addresses of account debtors. Bank agrees to hold any confidential information which it may receive from Company pursuant to this Agreement in confidence except for disclosure on a need to know basis (i) to affiliates of Bank or any participants in the Loans, (ii) to legal counsel, accountants and other professional advisors to Bank, (iii) to regulatory officers, or (iv) to any Person as requested pursuant to or as required by law, regulation or legal process.
     5.12. Environment. Be and remain, and cause each Subsidiary to be and remain, in material compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith except to the extent that same is being contested in good faith through appropriate proceedings; permit the Bank in its reasonable discretion to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence and records pertaining thereto; and at the Bank’s request, and at the Company’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.
6. NEGATIVE COVENANTS.
     The Company covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless the Bank shall give its prior written consent thereto):
     6.1. Encumbrances. Except for the Permitted Liens, the Company will not create and will not allow any Subsidiary to create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or sign or file, or permit any Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction a financing statement (other than financing statements related to Permitted Liens and financing statements required to be executed by lessors under operating leases entered into by Company or any Subsidiary with said lessors) which names the Company or any Subsidiary as a debtor, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such financing statement.

     6.2. Disposal of Property. The Company shall not nor allow any Subsidiary to sell, assign, transfer or otherwise dispose of any of its respective equipment to any Person without the Bank’s prior written consent, which shall not be unreasonably withheld, other than in the normal course of business in connection with the sale of obsolete or no longer used equipment of Company or any Subsidiary.
     6.3. Amendment of Certificate of Incorporation or By-Laws. Company shall not amend its Articles of Incorporation or By-Laws in any material respect without the Bank’s prior written consent, which shall not be unreasonably withheld.
     6.4. Transactions with Affiliates. Company will not, without the prior written consent of the Bank, enter into any transaction including, without limitation, the lending or borrowing of monies, the purchase, sale or exchange of property or the rendering of any service to any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Company’s business and upon fair and reasonable terms no less favorable to Company than would be obtained in a comparable arm’s length transaction with an unaffiliated person or corporation.
     6.5. Acquisitions. The Company shall not directly or indirectly execute an Unpermitted Acquisition with any other Person without the prior written consent of Bank. The Company shall not directly or indirectly execute multiple Permitted Acquisitions with any other Person(s) which collectively exceed the transaction value of $40,000,000.00 in the aggregate in any twelve (12) month period during the term of this Agreement without the prior written consent of Bank. Compliance with the aforesaid limitation shall be tested on the last day of each fiscal quarter of the Company and on a trailing twelve (12) month basis.
     6.6. Debt. Company shall not incur any further Debt from any other Person other than (i) Debt owed by Company to Bank or (ii) Debt to the Persons disclosed to Bank in the financial statements of Company delivered to Bank prior to the date hereof or (iii) accounts payable incurred in the ordinary course of business to trade creditors for goods or services which are not more than 90 days past due or (iv) current operating liabilities incurred in the ordinary course of business (other than for borrowed money) not more than 90 days past due or (v) Debt in connection with purchase money financing and Capital Leases but not exceeding the amount as set forth in Section 1.1(xxii).
     6.7. Dividends and Stock Redemptions. Company may pay any dividends to any shareholder of Company, issue further stock of Company, or purchase, retire, redeem or otherwise acquire for value any issued and outstanding stock of Company provided that (i) in any twelve (12) month period, the aggregate payment of dividends shall not exceed Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00) and (ii) in any twelve (12) month period, the aggregate amount expended for any stock purchase, retirement or redemption shall not exceed an amount equal to twenty percent (20%) of the “Market Capitalization” of the outstanding stock of Company. “Market Capitalization” shall be determined by multiplying the number of all shares outstanding of the Company by the price quoted on a per share value on the National Association of Securities Dealers Automated Quotations (the “NASDAQ”). Compliance with said paragraphs (i) and (ii) hereof shall be tested on the last day of each fiscal quarter of Company and on a trailing twelve (12) month basis, and payment of a dividend or stock purchases, redemptions or retirements shall be deemed in compliance with this Agreement if at the time they were made, they would have been permitted under the results of the test most recently applied pursuant to the preceding sentence.
     6.8. Guaranties. Company shall not, nor allow any Subsidiary, to assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable for obligations of any Person except (i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guaranties of loans to its shareholder employees from third party financial institutions to facilitate acquisition by said shareholder employees of capital stock of the Company provided written consent is obtained from Bank which shall not be unreasonably withheld, and (iii) that certain Guaranty of the Liabilities executed by Diamond Management & Technology Consultants NA, Inc., an Illinois corporation.
     6.9. Mergers, Etc. The Company shall not wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.
     6.10. Investments. The Company shall not make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any investment securities of, make any capital contribution to, or otherwise invest in or acquire any investment interest in any Person, or participate as an investment partner or joint venturer with any other Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc. at the time of said investment; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of Four Hundred Million and No/100 Dollars ($400,000,000.00) at the time of said investment; (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary; and (5) repurchase agreements or eurodollar currency deposit investments with any commercial bank which meets the financial requirements of subsection (3) hereof at the time of said investment.
     Notwithstanding the foregoing, Company shall (a) be allowed to receive notes (“Shareholder Employee Notes”) from its individual shareholder employees representing the balance due from said shareholder employees for any common stock of Company acquired by them but only on the condition that said Shareholder Employee Notes provide that all amounts due thereunder will be due and payable consistent with the present and future policies of the Company in connection with the issuance of stock to said shareholder employee, (b) be allowed to make individual loans (“Employee Loans”) to its employees provided any one individual may not have Employee Loans outstanding aggregating over $100,000.00 and that all Employee Loans may not at any one time exceed $500,000.00, and (c) be allowed to receive stock in customers of Company or its Subsidiaries as partial payment for amounts due from said customers for services rendered by Company or its Subsidiaries.

     6.11 Government Regulation. The Company shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to the Company or from otherwise conducting business with the Company, or (2) fail to provide documentary and other evidence of the Company’s identity as may be requested by Bank at any time to enable Bank to verify the Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
7. FINANCIAL COVENANTS.
     The Company covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless the Bank shall give its prior written consent thereto):
     7.1. Minimum Working Capital. [Intentionally Deleted]
     7.2. Tangible Net Worth. The Company will maintain at all times a consolidated Tangible Net Worth of no less than Fifty Million and No/100 ($50,000,000.00) Dollars. Tangible Net Worth means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.11 excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, prepaid expenses, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and loans or advances to, investments in, or receivables from affiliates, officers, directors, employees or shareholders of the Borrower or any Person or entity if such loan, advance, investment or receivable is outside the Borrower’s normal course of business.
     7.3. Minimum Cash/Cash Equivalent. The Company will maintain, as measured at each quarter end, an aggregate Cash/Cash Equivalent (as hereinafter defined) of no less than Twenty Million and No/100 ($20,000,000.00) Dollars. The term “Cash/Cash Equivalent” means the sum of (a) cash on hand or on deposit in banks in the United States, (b) readily marketable securities issued by the United States, (c) readily marketable commercial paper rated “A-1” by Standard & Poors Corporations (or similar rating by any similar organization which rates commercial paper), and (d) certificates of deposit or banker’s acceptances issued by commercial banks of recognized standing operating in the United States.
8. DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.
     8.1. Liabilities. If a Default described in Section 1.1(ix) shall exist or occur and be continuing, and upon the expiration of any applicable cure period, the Bank may without notice declare all of the Liabilities immediately due and payable.

     8.2. Rights and Remedies Generally. If a Default shall exist or occur and be continuing, and upon the expiration of any applicable cure period, the Bank shall have, in addition to any other rights and remedies contained in this Agreement and the Loan Documents, all of the rights and remedies under applicable laws, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law.
     8.3. Termination of Agreements. Upon the occurrence of any Default, Bank may also, with or without proceeding with sale or foreclosure or demanding payment of the Liabilities, without notice, terminate Bank’s further performance under this Agreement or any other agreement or agreements between Bank and Company and in addition may suspend Bank’s obligation to make any further advances hereunder during any cure period provided for in paragraph 1.1(ix) without further liability or obligation by Bank, and may also, upon the occurrence of any Default, appropriate and apply on any Liabilities any and all balances, credits, deposits, accounts, reserves, indebtedness, or other monies due or owing to Company or held by Bank hereunder or under any such financing agreement or otherwise, whether accrued or not. Neither such termination, nor the termination of this Agreement by lapse of time, the giving of notice, or otherwise, shall absolve, release, or otherwise affect the liability of Company in respect of transactions had prior to such termination, nor affect any of the liens, security interests, rights, powers and remedies of Bank, but they shall, in all events, continue until all indebtedness and Liabilities of Company to Bank are satisfied. Bank shall not, in any manner, be liable to Company for any failure to make or continue to make any Loans or advances to Company hereunder as a result of Bank refusal to so make said Loans or advances in accordance with the terms of this paragraph.
     8.4. Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Company. The Company also waives the benefit of all valuation, appraisal and exemption laws.
9. MISCELLANEOUS.
     9.1. Waiver. The Bank’s failure, at any time or times hereafter, to require strict performance by the Company of any provision of this Agreement shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Bank of a Default under this Agreement shall not suspend, waive or affect any other Default under this Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Agreement and no Default under this Agreement shall be deemed to have been suspended or waived by the Bank unless such suspension or waiver is in writing signed by an officer of the Bank, and directed to the Company specifying such suspension or waiver. If requested in writing by Company, Bank shall give written confirmation to Company of any suspension or waiver by Bank as described in this Section.
     9.2. Costs and Attorneys’ Fees. If at any time or times hereafter the Bank employs counsel in connection with a breach of any of the Company’s representations and/or warranties hereunder and/or under the Revolving Note and/or any failure of the Company to perform its obligations hereunder and/or under the Revolving Note, irrespective of whether the foregoing breach and/or failure constitutes a Default, whether (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (c) to consult with officers of the Bank to advise the Bank, or (d) enforce any rights of the Bank to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all fees of all paralegals, together with interest at the Default Rate described in Section 2.6 above then in effect, shall be part of the Liabilities, payable on demand.
     9.3. Expenditures by the Lender. In the event Company shall fail to pay taxes, insurance, assessments, costs or expenses which the Company is, under any of the terms hereof, required to pay, the Bank may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the Default Rate described in subsection 2.6 above, shall be part of the Liabilities, payable on demand.
     9.4. Reliance by the Bank. All covenants, agreements, representations and warranties made herein by the Company, shall, notwithstanding any investigation by the Bank, be deemed to be material to, and to have been relied upon by, the Bank.
     9.5. Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of each of the Company, and the Bank.
     9.6. Applicable Law; Severability. This Agreement shall be construed in all respects in accordance with, and governed by, the internal laws (as opposed to conflicts of law provisions) of the State of Illinois. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     9.7. Cumulative Effect. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Company contained in this Agreement, or in the Loan Documents or in any schedule given to Bank or contained in any other agreement between Bank and the Company, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions or agreements of the Company herein contained. The failure or delay of Bank to exercise or enforce any rights, liens, powers or remedies hereunder or under the Loan Documents or the other aforesaid agreements or other documents or against any security or collateral shall not operate as a waiver of such liens, rights, powers and remedies, but all such liens, rights powers and remedies shall continue in full force and effect until all Liabilities shall have been fully satisfied, and all liens, rights, powers and remedies herein provided for are cumulative and none are exclusive.
     9.8. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of the Agreement, any Loan Document, nor consent to any departure by any of the parties from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     9.9. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.
     9.10. Indemnity. The Company hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs and expenses (including reasonable attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) (collectively, the “Indemnified Liabilities”) arising directly or indirectly from the activities of the Company and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other Person, except for any such Indemnified Liabilities arising on account of the Bank’s gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. This indemnity shall survive termination of this Agreement for the applicable statute of limitations period(s).
     9.11. Submission to Jurisdiction; Waiver of Jury Trial. TO INDUCE THE BANK TO MAKE THE LOAN EVIDENCED BY THIS AGREEMENT, THE COMPANY, IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT OR ANY OTHER AGREEMENT WITH THE BANK SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS, AND THE COMPANY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS, AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE COMPANY AT THE ADDRESSES INDICATED IN THE BANK’S RECORDS IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.
     THE BANK AND THE COMPANY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER OBLIGATIONS OR ANY AGREEMENT, EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, IN WHICH THE BANK AND THE COMPANY, OR ANY ONE OF THEM, ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE COMPANY. ALL WAIVERS HEREIN ARE MADE ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAW.

     9.12. Application of Payments. Notwithstanding any contrary provision contained in this Agreement, the Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Bank from or on behalf of the Company, and the Company does hereby irrevocably agree that the Bank shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, against the Liabilities in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records.
     9.13. Marshalling; Payments Set Aside. The Bank shall be under no obligation to marshall any assets in favor of the Company or any other party or against or in payment of any or all of the Liabilities. To the extent that the Company makes a payment or payments to the Bank or Bank enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     9.14. Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.
     9.15. Continuing Effect. This Agreement shall continue in full force and effect so long as any Liabilities shall be owed to the Bank, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated.
     9.16. Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given, delivered and/or received when (i) presented personally, or (ii) on the second business day next following deposit in the United States mails, with proper postage prepaid, registered or certified, return receipt requested, or (iii) on the first business day next following the day of delivery to Federal Express for delivery to the addressee, addressed to the party to be notified as follows:
     (i) If to the Bank:
JP Morgan Chase Bank, N.A.
120 South LaSalle Street
Second Floor
Chicago, Illinois 60603
Attn: Dianne M. Stark

     (ii) If to Company:
Diamond Management & Technology Consultants, Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Attention: Chief Financial Officer
With a copy to the General Counsel
or to such other address as each party designates to the other in the manner herein prescribed.
     9.17. Equitable Relief. Company recognizes that, in the event Company fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, Bank’s remedy at law may prove to be inadequate relief to Bank; therefore, Company agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief if Bank proves its entitlement to such equitable relief.
     9.18. Customer Identification – USA Patriot Act Notice. The Bank hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act of 2001, 31 U.S.C. Section 5318, (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the Company’s name, taxpayer identification number, business address and all other information that will allow the Bank to identify the Company in accordance with the Act. Bank may also ask to see Borrower’s legal organizational documents or other identifying documents.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC., a Delaware corporation

By:
Name:
Its:

JP MORGAN CHASE BANK, N.A.

By:
Name:
Its: